Exhibit 99.1

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562
NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:

Jill York - Vice President and Chief Financial Officer

E-Mail: jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MB FINANCIAL, INC. ANNOUNCES LOAN SALE, INCREASES RESOURCES DEVOTED TO MIDDLE-MARKET BANKING, REDUCES NON-PERFORMING LOANS BY 50%

CHICAGO, June 23, 2011 — MB Financial, Inc. (NASDAQ: MBFI) announced today that  MB Financial Bank (“Bank”), a wholly owned subsidiary of MB Financial, Inc. (“we,” “us” or “our”), entered into an agreement with Colony Capital Acquisitions, LLC (“Colony Acquisitions”), for the benefit of certain investment vehicles managed by affiliates of Colony Acquisitions, to sell 631 performing, subperforming and non-performing loans of the Bank.  Subject to the satisfaction of customary closing conditions, we expect that the Bank will receive proceeds from the sale of approximately $195 million, net of estimated expenses.  The related customer unpaid principal balance is $384.4 million and our carrying amount prior to transfer to loans held for sale is $281.4 million.  The sale is expected to result in charge-offs related to these loans of approximately $86 million in the second quarter of 2011.  Details by category are as follows:

Composition of Loans Transferred to Held for Sale

(Dollar Amounts in Thousands)

	Carrying Amount of Loans Prior to Transfer to Loans Held for Sale						Customer Unpaid
		Substandard	Special		FDIC Acquired		Principal
	Non-Performing (3)	Performing	Mention	Pass (2)	Loans (1)	Total	Balance

Commercial real estate	$74,973	$57,533	$6,757	$759	$20,731	$160,753	$199,924
Construction	55,313	3,733	9,844	—	4,822	73,712	129,624
Commercial and industrial	9,122	4,291	728	—	313	14,454	16,910
Residential and home equity	16,930	—	—	14,683	919	32,532	37,970

Total	$156,338	$65,557	$17,329	$15,442	$26,785	$281,451	$384,428

(1) FDIC acquired loans were acquired in the InBank transaction (not covered by loss-share agreements).

(2) Pass loans are related to other loans included in the sale.

(3) Non-performing loans include $66.4 million in loans that are current with respect to principal and interest payments.

After considering reserves for loan losses already established as of March 31, 2011 related to the loans to be sold, we currently estimate that the provision for loan losses required as a result of the sale to be around $50 million, which is about $36 million less than the anticipated charge-off amount.  We expect the sale to close prior to the end of the second quarter.

As a result of this transaction as well as positive loan resolutions during the second quarter of 2011, we estimate that our non-performing loans outstanding at the end of the second quarter of 2011 will be less than $160 million.  Non-performing loans outstanding at March 31, 2011 were $319 million.  In addition, we expect that our net charge-offs and provision for loan losses in the second quarter, exclusive of the pending loan sale, will be considerably less than in recent prior quarters.

“The loan sale will allow us to be even more aggressive in business development and strategic transaction and is an effective way to improve credit quality and dispose of problem assets”, said Mitch Feiger, President and CEO of MB Financial, Inc.  “Our balance sheet and capital ratios post-sale will remain very strong and non-performing loans are estimated to decline by 50%.”

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected net proceeds to the Bank from the pending loan sale transaction, the estimated impact of that transaction on the amounts of loan charge-offs and provisions for loan losses and the expected resulting level of non-performing loans.  These statements are subject to a number of risks and uncertainties that could cause our actual results to differ materially from those anticipated in such statements, including, without limitation, the possibility that the pending loan sale transaction might not close within the time frame anticipated or at all, the possibility that the net proceeds to the Bank will less than expected, the possibility that the amount of net charge-offs and provision for losses for the second quarter of 2011, both from and exclusive of the pending loan sale, will be greater than anticipated, the possibility that we will ultimately determine that the amount of loans, other than those to be sold, that must be categorized as non-performing as of June 30, 2011 is greater than the amount currently anticipated, as well as other lending-related risks and other risks described from time to time in our filings with the Securities and Exchange Commission that could affect our future financial condition and operating results.  We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.